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                                                                      EXHIBIT 21

                     BENEDEK COMMUNICATIONS CORPORATION AND
                 BENEDEK BROADCASTING CORPORATION SUBSIDIARIES

     Benedek Broadcasting Corporation, a Delaware corporation, is a wholly-owned subsidiary of Benedek Communications Corporation.

     Benedek License Corporation, a Delaware corporation, is a wholly-owned subsidiary of Benedek Broadcasting Corporation.